Issuer Free Writing Prospectus, dated March 16, 2021

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated March 16, 2021 and

Registration Statement No. 333-225004

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	2.800% Notes due 2031 (the “Notes”)

Principal Amount:	$750,000,000

Trade Date:	March 16, 2021

Settlement Date:	We expect that delivery of the Notes will be made to investors on or about March 25, 2021, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the closing date of this offering will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the closing date of this offering should consult their advisors.

Maturity Date:	June 1, 2031

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2021

Coupon:	2.800% per year, accruing from March 25, 2021

Price to Public:	99.519% of the principal amount, plus accrued interest, if any, from March 25, 2021

Yield to Maturity:	2.855%

Benchmark Treasury:	1.125% due February 15, 2031

Spread to Benchmark Treasury:	+123 basis points

Benchmark Treasury Price/Yield:	95-14 / 1.625%

Optional Redemption Provisions Make-Whole Call:	+20 basis points

Par Call:	3 months prior to the Maturity Date

CUSIP/ISIN:	95040Q AM6 / US95040QAM69

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa1 / BBB+ / BBB+

Joint Book-Running Managers:

Barclays Capital Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

KeyBanc Capital Markets Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Stifel, Nicolaus & Company, Incorporated

TD Securities (USA) LLC

Truist Securities, Inc.

Huntington Securities, Inc.

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

Loop Capital Markets LLC

Raymond James & Associates, Inc.

BOK Financial Securities, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., toll-free: 1-888-603-5847, J.P. Morgan Securities LLC, collect: 1-212-834-4533, and MUFG Securities Americas Inc., toll-free: 1-877-649-6848.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.